Exhibit 99.1

news release

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: Cody Phipps President and Chief Executive Officer or Todd Shelton Senior Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS REPORTS

THIRD QUARTER 2014 FINANCIAL RESULTS

DEERFIELD, Ill., October 22, 2014 – United Stationers Inc. (NASDAQ: USTR), a leading supplier of business essentials in North America, today announced financial results for the third quarter ended September 30, 2014.

Overview

•	Diluted earnings per share were $0.98, compared to $1.01 in the prior-year quarter.
•	Net sales increased 6.2 percent to $1.42 billion, compared to $1.34 billion in the prior-year quarter.
•	Gross profit was $211.0 million, or 14.9 percent of sales, compared with $203.7 million, or 15.2 percent of sales in the prior-year quarter.
•	Operating expenses were $146.6 million, or 10.3 percent of sales, compared with $136.3 million, or 10.2 percent of sales in the prior-year quarter.
•	Operating income was $64.5 million, or 4.5 percent of sales, compared to $67.4 million, or 5.0 percent of sales, in the prior-year quarter.
•

In September 2014, the company announced it will acquire Liberty Bell Equipment, a leading wholesaler of automotive aftermarket tools and supplies, and its affiliates (collectively, “MEDCO”) including G2S Equipment de Fabrication et d’Entretien ULC, a Canadian wholesaler. The transaction is expected to be completed in the fourth quarter of 2014 and is subject to customary closing conditions.

“Robust sales gains in our industrial, online, and janitorial and breakroom businesses drove our third quarter performance as we continue to successfully implement our diversification strategy,” said Cody Phipps, president and chief executive officer. “Our team is actively managing the inherent margin volatility related to our diversification and development of a common platform for our office products and janitorial businesses.”

Third Quarter Performance

Net sales increased 6.2 percent during the third quarter of 2014 to $1.42 billion when compared to the third quarter of last year. Sales of industrial supplies increased 24.4 percent to $163.5 million, including $21.9 million from the CPO acquisition, from $131.5 million. Janitorial and breakroom supplies sales increased 12.1 percent to $386.1 million from $344.5 million. Traditional office products sales increased 1.4 percent to $360.4 million from $355.2 million in the prior-year quarter. Technology remained flat to the prior-year quarter at $381.2 million during the third quarter of 2014. Furniture was down slightly to $84.5 million compared to $85.1 million in the prior year quarter.

Note: All EPS numbers in this document are diluted unless stated otherwise.

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United Stationers Reports Third Quarter 2014 Financial Results

Gross profit in the third quarter of 2014 increased 3.6 percent to $211.0 million, compared to $203.7 million the prior-year quarter. Gross margin declined 35 basis points from the prior-year quarter to 14.9 percent of sales. The decline in margin rate resulted from higher freight costs and higher inventory-related costs partially offset by favorable product margins.

Operating expenses for the third quarter increased to $146.6 million, or 10.3 percent of sales, due to the acquisition of CPO and higher bad debt expense.  Comparatively, operating expenses were $136.3 million or 10.2 percent of sales in the third quarter of 2013.

Operating income declined to $64.5 million, compared to $67.4 million in the prior-year quarter. Operating margin declined 50 basis points to 4.5 percent of sales.

Net income was $38.2 million, or $0.98 per diluted share, compared with $40.5 million, or $1.01 per diluted share in the prior-year period.

Nine-Month Performance

Net sales in the first nine months of 2014 increased 3.4 percent to $3.99 billion, from $3.86 billion in the prior-year period. This was led by a 12.2 percent increase in industrial supplies, including $30.1 million of incremental sales from CPO, and a 7.4 percent increase in janitorial and breakroom supplies.  Sales of total office products remained flat, as the declines in technology and furniture were offset by an increase in traditional office products sales.

Gross profit increased $3.5 million to $597.6 million in the first nine months of 2014, compared to $594.1 million the prior year.  Gross margin declined 40 basis points to 15.0 percent of sales due to a combination of shifting customer and product mix in product margin, higher freight costs, and higher inventory-related adjustments.

Operating expenses in the first nine months of 2014 were $437.6 million, or 11.0 percent of sales, compared with $442.6 million the prior year. Operating expenses in the first nine months of 2013 included a charge for a workforce reduction and facility closure during the first quarter. Adjusted for the charge, operating expenses in the first nine months of 2013 were $428.1 million(1) or 11.1 percent(1) of sales. Year-to-date 2014, operating expenses were impacted by lower employee-related expenses offset by continued investments in the company’s growth businesses.

Operating income for the first nine months of 2014 was $160.0 million or 4.0 percent of sales, compared with $151.6 million in the prior-year period. Excluding the charge mentioned above, adjusted operating income through the first nine months of 2013 was $166.0 million(1) or 4.3 percent(1) of sales.

Net income for the first nine months of 2014 was $93.4 million, or $2.38 per diluted share, compared to $89.0 million in the first nine months of 2013. Excluding the charge mentioned above, adjusted net income in the first nine months of 2013 was $98.0 million(1), or $2.43(1) per diluted share.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the nine months ended September 30, 2014 was $93.7 million, compared with $79.4 million in the same period last year. Current period cash flow was positively impacted by a reduction in inventory levels from December 31, 2013 and a favorable change in accounts payable, partially offset by higher accounts receivable. Cash flow used in investing activities, including the acquisition of CPO, totaled $41.3 million in 2014, compared with $19.3 million in the same period last year.

The company currently has approximately $1.0 billion of total committed debt capacity. As of September 30, 2014, the company had total debt outstanding of $545.9 million compared with $507.5 million as of September 30, 2013. Debt-to-total capitalization declined to 38.7 percent at September 30, 2014 from 38.9 percent at September 30, 2013. In the first nine months of 2014, the company paid $43.0 million to acquire approximately 1.1 million shares and paid cash dividends of $16.4 million to common shareholders.

(1)

This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Third Quarter 2014 Financial Results

Outlook

"Our third quarter results reflect the significant progress we are making as we continue to transform our business," commented Phipps. "We will continue to build on this progress by investing in our online and industrial businesses and creating customer efficiencies to position the company for sustained growth, profitability and value creation."

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Thursday, October 23, 2014, at 10:00 a.m. CDT, to discuss third quarter 2014 results. To participate, callers within the U.S. and Canada should dial (877) 358-2531, and international callers should dial (412) 902-6623 approximately 10 minutes before the presentation.  The conference ID is “10051838.”  To listen to the webcast, participants should visit the Investors section of the company’s website (link: http://investors.unitedstationers.com), and click on the “Q3-14 Earnings Release” button on the right side of the page, several minutes before the event is broadcast.   Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the Investors section of United Stationers’ website, about two hours after the call ends.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; end-user demand for products in the office, technology, and furniture product categories may continue to decline; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on supplier allowances and promotional incentives; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; United’s ability to maintain its existing information technology systems and the systems and e-commerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

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United Stationers Reports Third Quarter 2014 Financial Results

Company Overview

United Stationers Inc. is a leading supplier of business essentials, with 2013 net sales of $5.1 billion. The company stocks a broad assortment of over 140,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. The Company’s network of 65 distribution centers allows it to deliver these products to approximately 25,000 reseller customers. This network, combined with United’s breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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United Stationers Reports Third Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$1,419,947	$1,336,676	$3,994,123	$3,861,655
Cost of goods sold	1,208,919	1,133,015	3,396,552	3,267,533
Gross profit	211,028	203,661	597,571	594,122
Operating expenses:
Warehousing, marketing and administrative expenses	146,560	136,265	437,595	442,558
Operating income	64,468	67,396	159,976	151,564
Interest expense, net	3,992	2,734	11,199	8,703
Income before income taxes	60,476	64,662	148,777	142,861
Income tax expense	22,307	24,161	55,420	53,816
Net income	$38,169	$40,501	$93,357	$89,045
Net income per share - basic:
Net income per share - basic	$0.99	$1.03	$2.41	$2.24
Average number of common shares outstanding - basic	38,450	39,468	38,817	39,732
Net income per share - diluted:
Net income per share - diluted	$0.98	$1.01	$2.38	$2.21
Average number of common shares outstanding - diluted	38,884	40,031	39,244	40,331
Dividends declared per share	$0.14	$0.14	$0.42	$0.42

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United Stationers Reports Third Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(Unaudited)		(Audited)
	As of September 30,		As of
	2014	2013	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$24,838	$30,143	$22,326
Accounts receivable, less allowance for doubtful accounts of $20,168 in 2014 and $20,608 in 2013	749,415	694,988	643,379
Inventories	796,325	722,781	830,295
Other current assets	20,599	26,256	29,255
Total current assets	1,591,177	1,474,168	1,525,255
Property, plant and equipment, net	133,076	136,018	143,050
Goodwill	381,687	356,228	356,811
Intangible assets, net	72,499	66,082	65,502
Other long-term assets	24,372	25,568	25,576
Total assets	$2,202,811	$2,058,064	$2,116,194
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$515,350	$469,873	$476,113
Accrued liabilities	189,224	181,338	191,531
Current maturities of long-term debt	894	1,198	373
Total current liabilities	705,468	652,409	668,017
Deferred income taxes	28,265	20,958	29,552
Long-term debt	545,009	506,287	533,324
Other long-term liabilities	60,500	82,256	59,787
Total liabilities	1,339,242	1,261,910	1,290,680
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2014 and 2013	7,444	7,444	7,444
Additional paid-in capital	410,303	407,930	411,954
Treasury stock, at cost – 35,562,874 shares in 2014 and 34,714,083 shares in 2013	(1,035,570)	(985,488)	(998,234)
Retained earnings	1,521,230	1,415,652	1,444,238
Accumulated other comprehensive loss	(39,838)	(49,384)	(39,888)
Total stockholders’ equity	863,569	796,154	825,514
Total liabilities and stockholders’ equity	$2,202,811	$2,058,064	$2,116,194

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United Stationers Reports Third Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	For the Nine Months Ended
	September 30,
	2014	2013
Cash Flows From Operating Activities:
Net income	$93,357	$89,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,699	29,236
Share-based compensation	5,935	7,526
Loss (gain) on the disposition of property, plant and equipment	97	(108)
Amortization of capitalized financing costs	657	687
Excess tax benefits related to share-based compensation	(1,166)	(3,223)
Deferred income taxes	(7,618)	(8,214)
Changes in operating assets and liabilities (net of acquisitions):
Increase in accounts receivable, net	(104,540)	(36,855)
Decrease in inventory	46,591	40,936
Decrease in other assets	10,000	1,612
Increase (decrease) in accounts payable	24,663	(24,677)
Decrease in checks in-transit	(2,679)	(835)
Increase (decrease) in accrued liabilities	3,438	(7,569)
Decrease in other liabilities	(4,768)	(8,120)
Net cash provided by operating activities	93,666	79,441
Cash Flows From Investing Activities:
Capital expenditures	(15,431)	(22,822)
Proceeds from the disposition of property, plant and equipment	872	3,522
Acquisition, net of cash acquired	(26,725)	-
Net cash used in investing activities	(41,284)	(19,300)

Cash Flows From Financing Activities:
Net repayments under revolving credit facility	(12,094)	(66,891)
Borrowings under Receivables Securitization Program	9,300	50,000
Repayment of debt	(135,000)	-
Proceeds from the issuance of debt	150,000	-
Net (disbursements) proceeds from share-based compensation arrangements	(3,142)	18,143
Acquisition of treasury stock, at cost	(43,037)	(46,984)
Payment of cash dividends	(16,407)	(16,764)
Excess tax benefits related to share-based compensation	1,166	3,223
Payment of debt issuance costs	(623)	(1,680)
Net cash used in financing activities	(49,837)	(60,953)
Effect of exchange rate changes on cash and cash equivalents	(33)	36
Net change in cash and cash equivalents	2,512	(776)
Cash and cash equivalents, beginning of period	22,326	30,919
Cash and cash equivalents, end of period	$24,838	$30,143

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United Stationers Reports Third Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Nine Months Ended September 30,
	2014		2013
		% to		% to
	Amount	Net Sales	Amount	Net Sales
Net Sales	$3,994,123	100.0%	$3,861,655	100.0%
Gross profit	$597,571	15.0%	$594,122	15.4%
Operating expenses	$437,595	11.0%	$442,558	11.5%
Workforce reduction and facility closure charge	-	0.0%	(14,432)	(0.4%)
Adjusted operating expenses	$437,595	11.0%	$428,126	11.1%
Operating income	$159,976	4.0%	$151,564	3.9%
Operating expense item noted above	-	0.0%	14,432	0.4%
Adjusted operating income	$159,976	4.0%	$165,996	4.3%
Net income	$93,357		$89,045
Operating expense item noted above, net of tax	-		8,948
Adjusted net income	$93,357		$97,993
Diluted earnings per share	$2.38		$2.21
Per share operating expense item noted above	-		0.22
Adjusted diluted earnings per share	$2.38		$2.43
Adjusted diluted earnings per share - change over the prior year period	(2.1%)
Weighted average number of common shares - diluted	39,244		40,331

Note: Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share for the nine months ended September 30, 2013 exclude the effects of a $14.4 million charge related to a workforce reduction and facility closures. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items is an appropriate comparison of its ongoing operating results to last year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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